Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO YOU THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS

PLAIN ENGLISH WARRANT AGREEMENT

This is a PLAIN ENGLISH WARRANT AGREEMENT dated March 7, 2007 by and between BAYHILL THERAPEUTICS, INC., a Delaware corporation, and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company.

The words “We”, “Us”, or “Our” refer to the warrant holder, which is TRIPLEPOINT CAPITAL LLC. The words “You” or “Your” refers to the issuer, which is BAYHILL THERAPEUTICS, INC., and not to any individual. The words “The Parties” refers to both TRIPLEPOINT CAPITAL LLC and BAYHILL THERAPEUTICS, INC. This Plain English Warrant Agreement may be referred to as the “Warrant Agreement”.

The Parties have entered into a Plain English Growth Capital Loan and Security Agreement dated as of February 28, 2007, which may be referred to as the “Loan Agreement”.

In consideration of such Loan Agreement, the Parties agree to the following mutual agreements and conditions set forth below:

WARRANT INFORMATION

Effective Date	Warrant Number	Loan Facility Number
March 7, 2007	462-W-01	Gl-462

Warrant Coverage

Subject to adjustment per Section I, the Warrant Coverage percentage is 5%.

Subject to Section 1, the initial Warrant Coverage is $250,000 (5% of $5,000,000); the Warrant Coverage shall be increased by an additional 5% of each Advance in excess of initial Advances totaling $5,000,000 under the Loan Agreement. Subject to Section 1, for avoidance of doubt, if We lend You Advances in the aggregate amount of $10,000,000, We will be entitled to aggregate Warrant Coverage not in excess of $500,000 (5% of $10,000,000), consisting of the initial Warrant Coverage of $250,000 and additional Warrant Coverage of $250,000 (5% of $5,000,000).

Number of Shares	Price Per Share	Type of Stock
192,307; this number may increase based upon Your utilization of the facility set forth in the Loan Agreement, as set forth under the caption “Warrant Coverage,” or may decrease pursuant to the terms of Section 1 of this Warrant Agreement under the caption “What You Agree to Grant Us.”	$1.30, subject to adjustment per the terms of Section 1 of this Warrant Agreement under the caption “What You Agree to Grant Us.”	Series B Preferred Stock

OUR CONTACT INFORMATION

Name	Address For Notices	Contact Person
TriplePoint Capital LLC	2420 Sand Hill Road, Ste. 101 Menlo Park, CA 94025 Tel: (650) 854-2090 Fax: (650) 854-2094	Sajal Srivastava, COO Tel: (650) 233-2102 Fax: (650) 854-2094 email: sks@triplepointcapital.com

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person
Bayhill Therapeutics, Inc.	3400 West Bayshore Road Palo Alto, CA 94303	Mark Schwartz, Pres. & CEO Tel: (650) 320-2800 Fax: (650) 320-2815 email: mwschwartz@bayhilltx.com

1. WHAT YOU AGREE TO GRANT US.

You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to subscribe for and to purchase from You 192,307 fully paid and non-assessable shares of Your Series B Preferred Stock at a purchase price per share equal to the “Exercise Price” as defined below.

In addition, as set forth in the section entitled “Warrant Coverage” above, for each Advance under the Loan Agreement in excess of initial Advances totaling $5,000,000, You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to subscribe for and to purchase from You an additional number of fully paid and non-assessable shares of Your Series B Preferred Stock at a purchase price per share equal to the Exercise Price. The total number of additional shares of Your Series B Preferred Stock shall be calculated as the quotient of (x) the product of (a) the amount of the Advances under the Loan Agreement in excess of initial Advances totaling $5,000,000 and (b) five percent (5%) and (y) $1.30, with such quotient rounded down to the nearest whole share of Series B Preferred Stock.

The “Exercise Price” shall equal $1.30 or, in the event the per share price of Your next round of preferred stock equity financing is less than $1.30, then the Exercise Price shall equal to the product of (a) $1.217 and (b) the conversion price of a share of Series B Preferred Stock as determined pursuant to the weighted-average antidilution protection accorded to all holders of Series B Preferred Stock in Your Amended and Restated Certificate of Incorporation, as amended from time to time, with such exercise price rounded up to the nearest whole cent. In either event, the Number of Shares shall be determined by the quotient of (x) the Warrant Coverage and (y) $1.30, and shall not exceed 384,614.

Notwithstanding the above, in the event all outstanding principal and interest under the Loan Agreement is indefeasibly paid in full on or before May 5, 2009, and We have not previously exercised Our rights under this Warrant Agreement, then the Warrant Coverage percentage shall be reduced by one percent (1%) to equal a total Warrant Coverage percentage of four percent (4%) and the Warrant Coverage and Number of Shares shall be adjusted accordingly.

Your Series B Preferred Stock is sometimes referred to in this Warrant Agreement as “Warrant Stock”.

The number and purchase price of such shares are subject to adjustment as provided in Section 4 hereof.

The Parties agree that this Warrant Agreement to purchase the Warrant Stock has a fair market value equal to $100 and that $100 of the issue price of the investment will be allocable to the Warrant Agreement and the balance shall be allocable to the Loan Agreement for income tax purposes and the original issue discount on the Loan Agreement shall be considered to be zero.

2. WHEN ARE WE ENTITLED TO PURCHASE YOUR WARRANT STOCK.

Term. The term of this Warrant Agreement and our right to purchase Warrant Stock will begin the Effective Date, and shall continue until the later of (i) the seventh (7th) anniversary of the Effective Date or (ii) the second (2nd) anniversary of the effective date of Your initial public offering pursuant to a registration statement under the 1933 Act (“Your IPO”).

Early Termination Upon Certain Merger Events. Our right to purchase the Warrant Stock shall be automatically and fully exercised (without surrender of the Warrant Agreement) upon the occurrence of a Merger Event (as defined below in Section 4), in which You are not the surviving corporation, provided that, upon consummation of the Merger Event, the consideration payable to Us pursuant to such exercise and on account of the Warrant Stock consists of:

(i) cash; or

(ii) cash and/ or stock that is traded on a recognized public exchange or on the NASDAQ Global Market at a price per share equal to or greater than one and one half (1.5) times the Exercise Price per share (as adjusted).

No less than ten (10) business days prior to any Merger Event, You shall provide Us with written notice of the proposed Merger Event together with a copy of the proposed merger agreement and information concerning Your expected capitalization immediately prior to the Merger Event. Upon consummation of the Merger Event, You shall promptly provide Us with (a) a copy of the executed merger agreement, (b) any other documents in connection therewith, (c) information concerning Your capitalization immediately prior to the Merger Event, and, (d) upon request, by Us any other information reasonably necessary to an informed evaluation of Our rights under this Agreement.

In such a Merger Event, if the consideration to be received by Us does not consist of (i) cash or (ii) cash and/or stock that is traded on a recognized public exchange or on the Nasdaq Global Market or is less than one and one half (1.5) times the Exercise Price per share and We have not elected to exercise Our rights under this Warrant Agreement, then You may, at Your sole discretion, pay Us a sum equal to one (1) times the Exercise Price for each share exercisable under this Warrant Agreement in exchange for the cancellation of this Warrant Agreement upon the consummation of the Merger Event.

Other Termination. Notwithstanding any provisions of this Warrant Agreement to the contrary, this Warrant Agreement shall terminate and shall not be exercisable for any shares of Your Series B Preferred Stock if We default in lending You any portion of the Commitment Amount (as defined in the Loan Agreement) pursuant to the terms of the Loan Agreement upon Your provision of an Advance Request (as defined in the Loan Agreement) (such a default, a “TriplePoint Default”). Further, upon a TriplePoint Default, We shall surrender any shares of Your Series B Preferred Stock acquired upon exercise of this Warrant Agreement, or any shares of Your Common Stock issued upon conversion of shares of Your Series B Preferred Stock. However, this paragraph shall not apply to Warrant Coverage earned on Advance Requests previously funded under the Loan Agreement (“Previous Advances”) and this Warrant Agreement shall continue in full force and effect with regard to the Warrant Coverage earned on those Previous Advances and We shall not be required to surrender any shares of Series B Preferred Stock acquired upon exercise of this Warrant Agreement, or any shares of Your Common Stock issued upon conversion of shares of Your Series B Preferred Stock, in each case provided that such exercise or conversion is related to the Previous Advances.

3. HOW WE MAY PURCHASE YOUR WARRANT STOCK.

We may exercise Our purchase rights, in whole or in part, at any time, or from time to time, prior to the expiration of the term of this Warrant Agreement, by giving You a completed and executed Notice of Exercise in the form attached as Exhibit I. Promptly upon receipt of the Notice of Exercise and in any event no later than twenty-one (21) days after you have received Our Notice of Exercise and payment of the aggregate Exercise Price for the shares purchased, You will issue to Us a certificate for the number of shares of Warrant Stock that We have purchased and You will execute the Acknowledgment of Exercise in the form attached hereto as Exhibit II indicating the number of shares which will be available to Us for future purchases, if any.

We may pay for the Warrant Stock by either (i) cash or check, or (ii) by the net issuance method as determined below. If We elect the Net Issuance method, You will issue Warrant Stock using the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Warrant Stock to be issued to Us.
	Y =	the number of shares of Warrant Stock We request to be exercised under this Warrant Agreement.
	A =	the fair market value of one share of Warrant Stock.
	B =	the Exercise Price.

For purposes of the above calculation, the current fair market value of Warrant Stock shall mean with respect to each share of Warrant Stock:

If the exercise is in connection with Your IPO, and if Your registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, referred to herein as the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus of the offering and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise;

If this Warrant Agreement is exercised after, and not in connection with Your IPO, and:

•

if traded on a securities exchange, the fair market value shall be the product of (x) the average of the closing prices over a five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise; or

•

if actively traded over-the-counter, the fair market value shall be the product of (x) the average of the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three (3) days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise;

•

if at any time Your Common Stock is not listed on any securities exchange or quoted in the NASDAQ system or the over-the-counter market, the current fair market value of Warrant Stock shall be the product of (x) the fair market value of a share of Your Common Stock (the highest price per share which You could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold, from authorized but unissued shares), as determined in good faith by Your Board of Directors and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise, unless You shall become subject to a Merger Event pursuant to which You are not the surviving party, in which case the fair market value of Warrant Stock shall be deemed to be the value received by the holders of Your Warrant Stock on a common equivalent basis pursuant to such Merger Event.

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During the term of this Warrant Agreement, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of shares of (a) Warrant Stock to provide for the exercise of our rights to purchase Warrant Stock, and (b) Common Stock to provide for the conversion of the Warrant Stock.

If We elect to exercise part of the Warrant Agreement, You will promptly issue to Us an amended Warrant Agreement stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant Agreement shall be identical to those contained in this Warrant Agreement.

If at the end of the term of this Warrant Agreement, the fair market value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance herewith is greater than the Exercise Price in effect on such date, then this Warrant Agreement shall automatically be deemed on and as of such date to be converted pursuant hereto as to all shares of Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted pursuant to the net issuance method, and You shall promptly deliver a certificate representing the shares of Warrant Stock (or such other securities) issued upon such conversion to Us.

4. WHEN WILL THE NUMBER OF SHARES AND EXERCISE PRICE CHANGE.

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If You are Acquired. Subject to Section 2, if at any time: (i) there is a reorganization of Your stock (other than a reclassification, exchange or subdivision of Your stock otherwise provided for in this Warrant Agreement); (ii) You merge or consolidate with or into another entity, whether or not You are the surviving entity; (iii) You sell or convey, or grant an exclusive licenses with respect to, all or substantially all of Your assets to any other person; or (iv) there occurs any transaction or series of related transactions that result in the transfer of fifty percent (50%) or more of the outstanding voting power of the capital stock of You (each of the foregoing events are referred to as a “Merger Event”), then this Warrant Agreement shall be assumed or an equivalent warrant substituted by the successor or surviving corporation or a parent of the successor or surviving corporation.

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If You Reclassify Your Stock. If at any time You combine, reclassify, exchange or subdivide Your securities or otherwise, change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement will thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

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If You Subdivide or Combine Your Shares. If at any time You combine or subdivide Your Series B Preferred Stock, the Exercise Price will be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

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If You Pay Stock Dividends. If at any time You pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the above paragraphs) of Your stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of Your stock outstanding immediately prior to such dividend or distribution, on an as-converted to Common Stock basis, and (ii) the denominator of which shall be the total number of all shares of Your stock outstanding immediately after such dividend or distribution, on an as-converted to Common Stock basis. We will thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

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If You Change the Antidilution Rights of the Warrant Stock or Issue New Preferred or Convertible Stock. All antidilution rights applicable to the Warrant Stock purchasable under this Warrant Agreement are as set forth in Your Certificate of Incorporation, as amended through the Effective Date. You will promptly provide Us with any restatement, amendment, modification or waiver of Your Certificate of Incorporation. You will provide Us with any written notices relating to such andilution rights provided to holders of Your Series B Preferred Stock.

5. WE CAN TRANSFER THIS PLAIN ENGLISH WARRANT AGREEMENT.

Subject to the terms and conditions contained in Section 7, We (or any successor transferee) may transfer in whole or in part this Warrant Agreement and all its rights. You will record the transfer on Your books when You receive Our Notice of Transfer in the form attached hereto as Exhibit III, and Our payment of all transfer taxes and other governmental charges involved in such transfer. So long as You have not assigned Your assets for the benefit of Your creditors, have entered (voluntarily or involuntarily) a bankruptcy proceeding, liquidated or taken any action for the purpose of the foregoing. You may refuse to transfer this Warrant Agreement or any Warrant Stock to any person who directly competes with You (as determined in good faith by You) unless Your stock is publicly traded.

6. REPRESENTATIONS, WARRANTIES, AND COVENANTS FROM YOU.

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Reservation of Warrant Stock. The Warrant Stock issuable upon exercise of Our rights under this Warrant Agreement will be duly and validly reserved and when issued in accordance with the provisions of this Warrant Agreement will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, however, that the Warrant Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws. Upon Our exercise, You will issue to Us certificates for shares of Warrant Stock without charging Us any tax, or other cost incurred by You in connection with such exercise and the related issuance of shares of Warrant Stock. You will not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than TriplePoint Capital LLC.

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Due Authority. Your execution and delivery of this Warrant Agreement and the performance of Your obligations hereunder, including the issuance to Us of the right to acquire the shares of Warrant Stock, have been duly authorized by all necessary corporate action on Your part and this Warrant Agreement is not inconsistent with Your Certificate of Incorporation or Bylaws, does not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which You are a party or by which You are bound, and this Warrant Agreement constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

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Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to execution, delivery and Your performance of Your obligations under this Warrant Agreement, except for the filing of any required notices pursuant to federal and state securities laws, which filings will be effective by the times required thereby.

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Issued Securities. All of Your issued and outstanding shares of Common Stock, Warrant Stock or any other securities have been duly authorized and validly issued and are fully paid and non-assessable. All outstanding shares of Common Stock and Warrant Stock were issued in full compliance with all federal and state securities laws. In addition as of the Effective Date:

Your authorized capital consists of (A) 76,384,500 shares of Common Stock, of which 3,033,512 shares of Common Stock are issued and outstanding, (B) 14,912,500 shares of Series A Preferred Stock, of which 14,550,000 shares are issued and outstanding, and (C) 49,472,000 shares of Series B Preferred Stock, of which 48,018,373 shares are issued and outstanding.

You have reserved 6,000,000 shares of Common Stock for issuance under Your 2002 Equity Incentive Plan, under which 5,280,969 options have been granted. Except as otherwise provided in this Warrant Agreement, as noted above and pursuant to outstanding warrants to purchase 362,499 shares of Your Series A Preferred Stock there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of Your capital stock or other of Your securities.

Except as set forth in the Amended and Restated Investor Rights Agreement, dated October 4, 2004, by and among You and the Investors (as defined therein), as amended, referred to herein as the Investors’ Rights Agreement, Your stockholders do not have preemptive rights to purchase new issuances of Your capital stock.

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Other Commitments to Register Securities. Except as set forth in this Warrant Agreement and the Investors’ Rights Agreement, You are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of Your presently outstanding securities or any of Your securities which may hereafter be issued.

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Exempt Transaction. Subject to the accuracy of Our representations in Section 7 hereof, the issuance of the Warrant Stock upon exercise of this Warrant Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

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Compliance with Rule 144. We may sell the Warrant Stock issuable hereunder in compliance with Rule 144 promulgated by the SEC. Within ten (10) business days of Our request, You agree to furnish Us, a written statement confirming Your compliance, as applicable, with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 144, as may be amended.

7. OUR REPRESENTATIONS AND COVENANTS TO YOU.

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Investment Purpose. The right to acquire Warrant Stock or the Warrant Stock issuable upon exercise of Our rights contained herein and the Common Stock issuable upon conversion of the Warrant Stock will be acquired for investment purposes and not with a view to the sale or distribution of any part thereof, and We have no present intention of selling or engaging in any public distribution of the same in violation of the 1933 Act.

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Private Issue. We understand (i) that this Warrant Agreement, the Warrant Stock issuable upon exercise of this Warrant Agreement and the Common Stock issuable upon conversion of the Warrant Stock are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that Your reliance on such exemption is predicated on the representations set forth in this Section 7.

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Disposition of Our Rights. In no event will We make a disposition of any of Our rights to acquire Warrant Stock or Warrant Stock issuable upon exercise of such rights or the Common Stock issuable upon conversion of the Warrant Stock unless and until (i) We shall have notified You in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to the applicable terms and conditions of this Warrant Agreement, and (iii) if You request, We shall have furnished You with an opinion of counsel satisfactory in form and substance to You and Your counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Our rights to acquire Warrant Stock or Warrant Stock issuable on the exercise of such rights or the Common Stock issuable upon conversion of the Warrant Stock do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Warrant Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration, (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to You at Our request by the staff of the SEC or a ruling shall have been issued to You at Our request by the SEC stating that no action shall be recommended by such staff or taken by the SEC, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Warrant Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from You, without expense to such holder, one or more new certificates for the Warrant or for such shares of Warrant Stock not bearing any restrictive legend referring to 1933 Act registration or exemption.

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Financial Risk. We have such knowledge and experience in financial and business matters and knowledge of Your business affairs and financial condition as to be capable of evaluating the merits and risks of Our investment, and have the ability to bear the economic risks of Our investment.

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Risk of No Registration. We understand that if You do not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when We desire to sell (i) the rights to purchase Warrant Stock pursuant to this Warrant Agreement, or (ii) the Warrant Stock issuable upon exercise of this Warrant Agreement, or (iii) the Common Stock issuable upon conversion of the Warrant Stock, We may be required to hold such securities for an indefinite period. We also understand that any sale of Our right to purchase Warrant Stock or Warrant Stock or Common Stock issuable upon conversion of the Warrant Stock, which might be made by us in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

•	Accredited Investor. We are an “accredited investor” within the meaning of Rule 501 of Regulation D of the 1933 Act, as presently in effect.

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Market Standoff. We agree in connection with any registration of Your securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), upon request of the underwriters managing any underwritten offering of Your securities, not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, or otherwise dispose of any of Your securities without the prior written consent of such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration in the case of Your IPO (or such longer period, not to exceed eighteen (18) days after the expiration of the one hundred eighty (180)-day period, as the case may be, as the underwriters or You shall request in order to facilitate compliance with NASD Rule 2711)) as may be requested by such managing underwriter(s) and to execute a lock-up agreement in the form provided by such managing underwriters relating to such market standoff. You may impose stock-transfer instructions with respect to any of Your securities subject to the foregoing restriction until the end of such period. Your underwriters are intended third-party beneficiaries of this “Market Stand-Off” section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The obligations described in this section shall apply only if all executive officers and directors of You, and all holders of at least one percent (1%) of Your then outstanding securities (calculated on a fully diluted basis) enter into similar agreements.

8. NOTICES YOU AGREE TO PROVIDE US.

You agree to give Us at least twenty (20) days prior written notice before the effective date of any of the following events:

•	If You Pay a dividend or distribution declaration upon your stock.

•	If You offer for subscription pro-rata to the existing stockholders additional stock or other rights.

•	If You consummate a Merger Event.

•	If You consummate Your IPO.

•	If You dissolve or liquidate.

All notices in this Section must set forth details of the event, how the event adjusts either Our number of shares or Our Exercise Price and the method used for such adjustment.

Timely Notice. Your failure to timely provide such notice required above shall entitle Us to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Us.

9. DOCUMENTS YOU WILL PROVIDE US.

•	Certified Resolutions of Your Board of Directors authorizing this issuance of this Warrant Agreement

•	Your Amended and Restated Certificate of Incorporation, as amended through the date hereof

•	Investors’ Rights Agreement

•	Bylaws

10. OTHER LEGAL PROVISIONS THE PARTIES WILL ABIDE BY.

Effective Date. This Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Parties on the date hereof. This Warrant Agreement shall be binding upon any of the successors or assigns of the Parties.

Attorney’s Fees. In any litigation, arbitration or court proceeding between the Parties relating to this Warrant Agreement, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

Governing Law. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of California without giving effect to that body of law pertaining to conflicts of laws.

Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Plain English Warrant Agreement. Service of process on any party hereto in any action arising out of or relating to this agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and The Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. This waiver extends to all such Claims, including Claims that involve Persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant Agreement.

Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices. Any notice required or permitted under this Warrant Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (1) actual receipt or three (3) days after mailing if mailed postage prepaid by regular or airmail to Us or You or (2) one (1) day after it is sent by overnight mail via nationally recognized courier or (3) on the same day as sent via confirmed facsimile transmission, provided that the original is sent by personal delivery or mail by the sending party.

If to TriplePoint Capital LLC, to Our “Contact Person” designated on the cover page at a specified “Address for Notices,” with a copy to:

If to Bayhill Therapeutics, Inc., to Your “Contact Person” designated on the cover page at a specified “Address for Notices,” with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Tel: 650-328-4600

Fax: 650-463-2600

Attention: Alan C. Mendelson

Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly acknowledges and agrees that there is no adequate remedy at law for any breach of this Warrant Agreement and that in the event of any breach of this Agreement, the injured party shall be entitled to specific performance of any or all provisions hereof or an injunction prohibiting the other party from continuing to commit any such breach of this Agreement.

No Impairment of Rights. You will not, by amendment of your Amended and Restated Certificate of Incorporation, as amended from time to time, or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect Our rights against impairment.

Survival. The representations, warranties, covenants, and conditions of the Parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

Severability. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

Entire Agreement. This Warrant Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the Parties, whether oral or written, with respect to such subject matter.

Amendments. Any provision of this Warrant Agreement may only be amended by a written instrument signed by the Parties.

Lost Warrants or Stock Certificates. You covenant to Us that, upon receipt of evidence reasonably satisfactory to Us of the loss, theft, destruction or mutilation of this Warrant Agreement or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to You, or in the case of any such mutilation upon surrender and cancellation of such Warrant Agreement or stock certificate, You will make and deliver a new Warrant Agreement or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement or stock certificate.

Rights as Stockholders. We shall not, as a party to this Warrant Agreement, be entitled to vote or receive dividends or be deemed the holder of Series B Preferred Stock or any of Your other securities which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Us any of the rights of one of Your stockholders or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant Agreement is exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Facsimile Signatures. This Warrant Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page to Follow)

IN WITNESS WHEREOF, each of the Parties have caused this Warrant Agreement to be executed by its officers who are duly authorized as of the Effective Date.

YOU:	BAYHILL THERAPEUTICS, INC.

	By:	/s/ Mark Schwartz
	Title:	CEO & President

US:	TRIPLEPOINT CAPITAL LLC

	By:	/s/ Sajal Srivastava, COO
	Title:	COO

EXHIBIT I

NOTICE OF EXERCISE

To:	[ ]

1.	We hereby elect to purchase [ ] shares of Your Series B Preferred Stock. Pursuant to the terms of the Plain English Warrant Agreement dated the [ ] day of [ ], [2006] (the “Plain English Warrant Agreement”) between You and Us, We hereby tender here payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

2.	Method of Exercise (Please initial the applicable blank)

a.	The undersigned elects to exercise the Plain English Warrant Agreement by means of a cash payment, and gives You full payment for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

b.	The undersigned elects to exercise the Plain English Warrant Agreement by means of the Net Issuance Exercise method of Section 3 of the Plain English Warrant Agreement.

3.	In exercising Our rights to purchase Your Series B Preferred Stock, We hereby confirm and acknowledge the investment representations, warranties and covenants made in Section 7 of the Plain English Warrant Agreement.

Please issue a certificate or certificates representing these purchased shares of Series B Preferred Stock in Our name or in such other name as is specified below.

(Name)

(Address)

US:	TRIPLEPOINT CAPITAL LLC

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

[                                                             ], hereby acknowledges receipt of the “Notice of Exercise” from TRIPLEPOINT CAPITAL LLC, to purchase [            ] shares of the Series B Preferred Stock of Bayhill Therapeutics, Inc., pursuant to the terms of the Plain English Warrant Agreement, and further acknowledges that [            ] shares remain subject to purchase under the terms of the Plain English Warrant Agreement.

YOU:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

FOR VALUE RECEIVED, the foregoing Plain English Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

_______________________________________________________________________

(Please Print)

Whose address is

Dated:	__________________________________

Holder’s Signature:	__________________________________

Holder’s Address:	__________________________________

Transferee’s Signature:	__________________________________

Transferee’s Address:	__________________________________

Signature Guaranteed:	__________________________________

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Plain English Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity must provide Bayhill Therapeutics, Inc. proper evidence of authority to assign the foregoing Plain English Warrant Agreement.